EXHIBIT 99.1

Contact:	George Fort Chief Financial Officer (615) 599-2274

TENNESSEE COMMERCE BANCORP
REPORTS RECORD FIRST QUARTER RESULTS

FRANKLIN, Tenn. - (April 25, 2007) - Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported record net income, loans and deposits for the first quarter ended March 31, 2007.

Net income rose 54.7% to $1.4 million for the first quarter ended March 31, 2007, compared with $909,000 in the same period in 2006. Diluted earnings per share increased 16% to $0.29 for the first quarter of 2007 compared with $0.25 per diluted share for the same quarter in 2006.

“Tennessee Commerce’s record first quarter results benefited from increased loan demand, growth in net interest income and improved operating efficiencies,” stated Mike Sapp, President of Tennessee Commerce Bancorp. “Net loans grew 54% to a record $583 million in the first quarter due to continued demand from local and national accounts. We are also pleased with our 55% increase in earnings this quarter and the contribution of loan sales to building our non-interest income.

“Our efficiency ratio of 40.81% is one of the best in our industry and highlights the leverage of our business banking strategy compared with other banks. At the end of the first quarter, Tennessee Commerce had $12.6 million per employee in assets, an amount that is over three and half times better than the average for other Tennessee banks,” continued Mr. Sapp.

First Quarter

Interest income rose 54.3% to $13.0 million, up from $8.4 million in the first quarter of 2006. The growth in interest income was primarily due to a 54.1% increase in average loans to $560.2 million for the first quarter of 2007. Net interest income rose 31.3% to $5.6 million in the first quarter of 2007 compared with $4.3 million in the first quarter of 2006. The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin. Net interest margin was 3.62% in the first quarter of 2007 compared with 4.18% in the first quarter of 2006 as the margin continues to be affected by the inverted yield curve.

Provision for loan losses was $1.5 million in the first quarter of 2007, up from $1.0 million in the first quarter of last year. The increase was associated primarily with the growth rate in the loan portfolio and an increase in charge-offs compared with the prior year. The allowance for loan losses was 1.33% of net loans for the first quarter of 2007 compared with 1.32% in the year prior period.

“Loan quality remains strong across our local and national accounts,” stated George Fort, Chief Financial Officer. “Our charge-offs to average loans was a low 0.50% annualized and our reserves were 1.31% of total loans at the end of the quarter.”

TNCC Reports Record First Quarter Results

April 25, 2007

Non-interest income grew to $822,000 compared with $245,000 in the first quarter of 2006. The growth in non-interest income benefited primarily from an increase in gain on sale of loans and from an increase in service charges on accounts. The gain on sale of loans rose 221.7% to $817,000 compared with $254,000 in the first quarter of 2006. The principle balance on loans sold in the first quarter of 2007 was $31 million.

Average weighted diluted shares outstanding increased 35.6% to 4.8 million in the first quarter of 2007 from 3.6 million in the first quarter of 2006. The increase in shares was due to the Company’s initial public stock offering of 1.15 million shares sold in June 2006.

Annualized return on average assets was 0.88% and annualized return on average equity was 10.78% in the first quarter of 2007. Tennessee Commerce’s efficiency ratio improved to 40.81% in the first quarter of 2007 compared with 44.84% in the first quarter of 2006.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

TNCC Reports Record First Quarter Results

April 25, 2007
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 (UNAUDITED) AND DECEMBER 31, 2006

(dollars in thousands except share data)
	March 31,	December 31,
	2007	2006
ASSETS
Cash and due from financial institutions	$7,538	$177
Federal funds sold	3,434	13,820
Cash and cash equivalents	10,972	13,997
Securities available for sale	58,943	56,943
Loans	591,245	545,518
Allowance for loan losses	(7,758)	(6,968)
Net loans	583,487	538,550

Premises and equipment, net	1,583	1,633
Accrued interest receivable	4,413	4,116
Restricted equity securities	633	633
Deferred tax asset	588	635
Other assets	8,555	7,011

Total assets	$669,174	$623,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$21,205	$17,001
Interest-bearing	582,636	543,566
Total deposits	603,841	560,567

Accrued interest payable	1,749	1,728
Accrued bonuses	218	623
Long-term subordinated debt	8,248	8,248
Other liabilities	1,624	1,128
Total liabilities	615,680	572,294

Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares; issued and outstanding 4,495,024 at March 31, 2007 and 4,451,674 December 31, 2006	2,247	2,226
Additional paid-in capital	41,521	40,755
Retained earnings	9,936	8,530
Accumulated other comprehensive income (loss)	(210)	(287)
Total shareholders’ equity	53,494	51,224

Total liabilities and shareholders’ equity	$669,174	$623,518

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TNCC Reports Record First Quarter Results

April 25, 2007
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(UNAUDITED)

(dollars in thousands except share data)
	Three Months Ended
	March 31,
	2007	2006
Interest income
Loans, including fees	$12,099	$7,847
Securities	764	451
Federal funds sold	108	106
Total interest income	12,971	8,404

Interest expense
Deposits	7,226	4,002
Other	160	147
Total interest expense	7,386	4,149
Net interest income	5,585	4,255

Provision for loan losses	1,500	1,000

Net interest income after provision for loan losses	4,085	3,255
Non interest income
Service charges on deposit accounts	61	49
Gain on sale of loans	817	254
Other	(56)	(58
Total non interest income	822	245
Non interest expense
Salaries and employee benefits	1,472	1,200
Occupancy and equipment	268	200
Data processing fees	226	157
Professional fees	238	191
Other	411	270
Total non interest expense	2,615	2,018

Income before income taxes	2,292	1,482

Income tax expense	886	573

Net income	$1,406	$909
Unrealized gains (losses) on securities, net	124	(206
Comprehensive income (loss)	$1,530	$703

Earnings per share (EPS):
Basic EPS	$0.31	$0.28
Diluted EPS	0.29	0.25

Weighted average shares outstanding:
Basic	4,480,289	3,240,563
Diluted	4,827,045	3,565,727

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TNCC Reports Record First Quarter Results

April 25, 2007

TENNESSEE COMMERCE BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands except ratios and share data)

	2007	2006	% Change
Year To Date thru 3/31
Earnings:
Net Interest Income	$5,585	$4,255	31.26%
Non-Interest Income	822	245	235.51%
Provision for Loan Losses	1,500	1,000	50.00%
Operating Expense	2,615	2,018	29.58%
Operating Income	2,292	1,482	54.66%
Applicable Tax	886	573	54.62%
Net Income	$1,406	$909	54.68%

At March 31
Total Assets	$669,174	$438,318	52.67%
Net Loans	583,487	379,264	53.85%
Earning Assets	645,864	425,994	51.61%
Allowance for Loan Losses	7,758	5,020	54.54%
Deposits	603,841	400,977	50.59%
Shareholders' Equity	$53,494	$27,277	96.11%

Total Shares Outstanding	4,495,024	3,240,674	38.71%

Significant Ratios - YTD
Net Interest Margin	3.62%	4.18%	-13.40%
Return on Average Assets	0.88%	0.87%	1.15%
Return on Average Equity	10.78%	13.54%	-20.38%
Efficiency Ratio	40.81%	44.84%	-8.99%
Loan Loss Reserve/Net Loans	1.33%	1.32%	0.76%
Tier 1 Leverage Ratio	9.56%	8.41%	13.67%
Basic Earnings per Share - YTD	$0.31	$0.28	10.71%
Diluted Earnings per Share - YTD	$0.29	$0.25	16.00%

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TNCC Reports Record First Quarter Results

April 25, 2007

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$560,168	$12,099	8.76%	$363,408	$7,847	8.76%
Securities:
Taxable	58,140	764	5.27%	37,634	451	4.78%
Federal funds sold and other	7,406	108	5.91%	11,503	106	3.74%
Total interest-earning assets	625,714	$12,971	8.40%	412,545	$8,404	8.25%
Nonearning assets	19,560			12,323
Total assets	$645,274			$424,868

Interest-bearing liabilities:
Interest-bearing deposits	$560,863	$7,226	5.23%	$367,933	$4,002	4.41%
Federal funds purchased	1,455	21	5.85%	752	9	4.85%
Subordinated debt	8,248	139	6.83%	8,248	138	6.74%
Total interest-bearing liabilities	570,566	7,386	5.25%	376,933	4,149	4.46%
Noninterest bearing deposits and other liabilities	22,561			21,082
Stockholders’ equity	52,147			26,853
Total liabilities and equity	$645,274			$424,868
Net interest income		$5,585			$4,255
Net interest spread (1)			3.15%			3.79%
Net interest margin (2)			3.62%			4.18%

(1)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

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